EXHIBIT 1
TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the sale of shares on the NASDAQ Global Market.  Certain of the prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price		Shares
11/20/2012	Sale	$ 10.7760	1	12817
11/21/2012	Sale	$ 10.9401	2	20800
11/23/2012	Sale	$ 11.1537	3	17800
11/26/2012	Sale	$ 11.4163	4	13500
11/27/2012	Sale	$ 11.6919	5	13000
11/28/2012	Sale	$ 11.5891	6	1100
11/29/2012	Sale	$ 11.8197	7	32043
11/30/2012	Sale	$ 11.9283	8	10738
12/03/2012	Sale	$ 11.7894	9	10600
12/04/2012	Sale	$ 11.9754	10	6560
12/05/2012	Sale	$ 11.9328	11	2317
12/06/2012	Sale	$ 11.6455	12	4617
12/07/2012	Sale	$ 11.6178	13	5000
12/10/2012	Sale	$ 11.7014	14	13310
12/11/2012	Sale	$ 11.8152	15	4999
12/12/2012	Sale	$ 11.8000		5987
12/13/2012	Sale	$ 11.7002	16	4300
12/14/2012	Sale	$ 11.7069	17	5920
12/17/2012	Sale	$ 11.6992	18	5000
12/18/2012	Sale	$ 11.9512	19	3100
12/20/2012	Sale	$ 11.8159	20	7500
12/21/2012	Sale	$ 11.5052	21	13318
12/24/2012	Sale	$ 11.5290	22	8919
12/26/2012	Sale	$ 11.3871	23	12500
12/27/2012	Sale	$ 11.2125	24	13643

1 This transaction was executed in multiple trades at prices ranging from $10.74 – 10.85.
2 This transaction was executed in multiple trades at prices ranging from $10.80 – 11.05.
3 This transaction was executed in multiple trades at prices ranging from $11.10 – 11.20.
4 This transaction was executed in multiple trades at prices ranging from $11.30 – 11.48.
5 This transaction was executed in multiple trades at prices ranging from $11.62 – 11.81.
6 This transaction was executed in multiple trades at prices ranging from $11.58 – 11.68.
7 This transaction was executed in multiple trades at prices ranging from $11.76 – 11.91.
8 This transaction was executed in multiple trades at prices ranging from $11.88 – 11.99.
9 This transaction was executed in multiple trades at prices ranging from $11.75 – 11.90.
10 This transaction was executed in multiple trades at prices ranging from $11.97 – 11.99.
11 This transaction was executed in multiple trades at prices ranging from $11.93 – 11.94.
12 This transaction was executed in multiple trades at prices ranging from $11.60 – 11.70.
13 This transaction was executed in multiple trades at prices ranging from $11.59 – 11.63.
14 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.
15 This transaction was executed in multiple trades at prices ranging from $11.76 - 11.84.
16 This transaction was executed in multiple trades at prices ranging from $11.70 – 11.71.
17 This transaction was executed in multiple trades at prices ranging from $11.65 – 11.78.
18 This transaction was executed in multiple trades at prices ranging from $11.69 – 11.71.
19 This transaction was executed in multiple trades at prices ranging from $11.95 – 11.96.
20 This transaction was executed in multiple trades at prices ranging from $11.75 – 11.87.
21 This transaction was executed in multiple trades at prices ranging from $11.50 – 11.55.
22 This transaction was executed in multiple trades at prices ranging from $11.47 – 11.64.
23 This transaction was executed in multiple trades at prices ranging from $11.24 – 11.47.
24 Due to incomplete data available to the Reporting Persons, the Reporting Persons are reporting the average price of transactions effected on this date.